News Release

                          LA-Z-BOY, INC. REPORTS STRONG
                             SECOND QUARTER RESULTS

NYSE & PCX: LZB                             Contact:  Gene Hardy  (734) 241-4306



     MONROE, MI., November 3, 1999: In the second quarter of its fiscal year 2000, La-Z-Boy Incorporated again reached record levels of sales and profits. La-Z-Boy is one of the world's principal furniture producers.


Financial Details
     For the second quarter ended October 23, 1999, sales reached $387.7 million, up almost 16% from last year's second quarter of $334.8 million. Net income was up over 26% to $23.3 million vs. $18.4 million. Diluted earnings per share increased 26% to $0.44 from $0.35.

     For the six months ended October 23, 1999, sales reached $709.4 million, up 18% from last year's $603.7 million. Net income was up 43% to $36.6 million vs. $25.6 million. Diluted earnings per share was up 44% to $0.69 vs. $0.48.


President Comments
     "Our sales continue to improve at a rate meeting our highest expectations," according to company President and COO, Gerald L. Kiser. "Dealer feedback from the recently completed furniture market in High Point, NC reinforced our positive near term sales outlook."

Marketing
     La-Z-Boy's Oasis Recliner is receiving worldwide publicity. Reports in media ranging from newspapers to magazines to BBC radio and ESPN point to this chair's most novel feature: a built in cooler in the left armrest that holds a six-pack of 12-ounce cans. This La-Z-Boy convenience feature, plus the chair's ten-motor massage with heat, and an optional phone with caller ID and 99-number speed dial have reporters calling Oasis "the ultimate sports fan recliner."
At the October international furniture market, the Oasis was rolled out in a collection of 19 leather-like coverings that allow consumers to choose recliners upholstered in their favorite team colors.

     Wendall & Al, the lovable La-Z-Boy raccoons, were back on primetime television this fall singing the praises of La-Z-Boy comfort through the classic "My Fair Lady" tune, "Wouldn't It Be Loverly." This new commercial, the first ever to use a Lerner & Lowe showtune, reached millions of viewers with its uniquely appropriate lyrics of..."all I want is a room somewhere...far away from the cold night air...with one enormous chair...."


How to Get More Information
     A financial information release containing an income statement, balance sheet and additional management discussion is available now at the Company's internet site (www.la-z-boy.com).

Forward-Looking Information
     Any forward-looking statements contained in this report represent management's current expectations based on present information and current assumptions. These statements can be identified by the use of forward-looking terminology such as "expects" or "outlook". Forward-looking statements are inherently subject to risks and uncertainties. Actual results could differ materially from those which are anticipated or projected due to a number of factors. These factors include, but are not limited to, anticipated growth in sales; success of product introductions; fluctuations of interest rates; changes in consumer confidence/demand and other risks and factors identified from time to time in the Company's reports.


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